UNITED STATES SECURITIES AND EXCHANGE COMMISSION	OMB APPROVAL
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Washington, D.C. 20549	Expires: March 31, 2006 Estimated average burden

FORM 8-K	hours per response. . 28.0

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14 , 2005

Vital Images, Inc.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-22229 (Commission File Number)	41-1321776 (IRS Employer Identification No.)

3300 Fernbrook Lane No., Suite 200, Plymouth, Minnesota (Address of principal executive offices)	55447 (Zip Code)

Registrant’s telephone number, including area code (763) 852-4100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

(a)  Vital Images, Inc. (the “Company”) and Gregory S. Furness, the Company’s former Chief Financial Officer, entered into a Separation Agreement signed on behalf of the Company on February 7, 2005 and by Mr. Furness on February 14, 2005 (“Separation Agreement”).  The following description of the terms of the Separation Agreement is qualified in its entirety by reference to the copy of the Separation Agreemet attached hereto as Exhibit 10.1.

Under Section 3 of the Separation Agreement, the Company agreed to pay to Mr. Furness a separation payment of $105,333.28.  The amount of the separation payment was determined under the terms of a severance arrangement with Mr. Furness as contained in a January 30, 1997 offer letter from the Company to Mr. Furness, which is described in more detail below.  The separation payment is payable on the next regularly scheduled payroll date occurring after the expiration of the fifteen (15)-day rescission period set forth in the Separation Agreement, which is described below.

Under Section 4.A of the Separation Agreement, the Company also agreed to pay the Mr. Furness any earned payments for calendar year 2004 under his 2004 Incentive Compensation Plan with the Company.  The payment is due at the same time that the Company makes payment to other participants under the 2004 Incentive Compensation Plan, but no later than March 31, 2005.  Section 4.B of the Separation Agreement provides that the Company will pay the entire portion of Mr. Furness’s premiums for group medical and dental insurance for coverage maintained by Mr. Furness during his employment with the Company until the earlier of December 31, 2005 or the date on which Mr. Furness becomes covered under any other group health plan.

The Separation Agreement also contains provisions a regarding outplacement services, return of Company property, confidentiality and expense reimbursement.

Section 5.C of the Separation Agreement gives Mr. Furness the right to rescind the provisions of Section 4.A within seven calendar days of signing the Separation Agreement with respect to claims arising under the Age Discrimination in Employment Act and the provisions of Section 4.A within fifteen calendar days of signing the Separation Agreement with respect to claims arising under the Minnesota Human Rights Act.  If Mr. Furness exercises these rights of rescission, the Company will have the right to terminate the Separation Agreement in its entirety.

The Separation Agreement supersedes both the Change in Control Agreement dated May 11, 2000 by and betweeen the Company and Mr. Furness and the severance arrangement contained in the offer letter dated January 30, 1997 and signed by the Company and Mr. Furness.

The Change in Control Agreement between the Company and Mr. Furness provided for certain benefits for Mr. Furness upon a “change in control” of the Company, as defined in such Agreement.  The Change of Control Agreement provided that if Mr. Furness’s employment with the Company was terminated for any reason other than death, cause, disability or retirement, or if he terminated his employment with the Company for good reason, and the termination occurred within 12 months following a change in control, or before a change in control if his termination was a condition of the change in control, Mr. Furness would have been entitled to a lump sum cash payment equal to his annual base salary in effect on the date of the change in control multiplied by two, as well as employee welfare benefits then in effect for a period of 24 months.  The Change in Control Agreement also included standard confidentiality restrictions.

The Company’s severance arrangement with Mr. Furness as set forth in the January 30, 1997 offer letter provided that Mr. Furness was entitled to receive a severance payment equal to six months of his monthly base salary at the time of termination.  In addition, Mr. Furness was entitled to one additional month of severance pay for each additional year of employment, starting with the sixth year of employment.  The maximum amount of severance payable to Mr. Furness under this arrangement was capped at an amount equal to his base salary for one year.  The terms of this severance arrangement were the basis for the terms of the Separation Agreement by and between the Company and Mr. Furness regarding his severance pay from the Company.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)                                  Exhibits.

The following exhibit is being furnished with this Current Report on Form 8-K and is hereby incorporated herein by reference:

10.1                           Separation Agreement by and between Vital Images, Inc. and Gregory S. Furness.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Images Inc.

Date: February 24, 2005
	By	/s/ Jay D. Miller
Jay D. Miller
President and Chief Executive Officer
(Principal Executive Officer)